BRIDGE CAPITAL HOLDINGS

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

This document constitutes part of the prospectus relating
to the Bridge Capital Holdings 2006 Equity Incentive Plan and the prospectus relating to the Bridge Capital Holdings 2001 Equity Incentive Plan,
covering securities that have been registered under the Securities Act of 1933.

July 5, 2011

1

BRIDGE CAPITAL HOLDINGS
Offer to Exchange Certain
Outstanding Options for New Options

This offer and withdrawal rights will expire at 11:59 p.m., California time, on August 1, 2011 unless we extend them.

By this offer, we are giving you the opportunity to exchange certain of your outstanding options granted under the Bridge Bank Amended and Restated 2001 Stock Option Plan (the “2001 Plan”) and the Bridge Capital Holdings 2006 Equity Incentive Plan (the “2006 Plan”), whether vested or unvested, for new options. Employees of Bridge Capital Holdings or our subsidiaries (collectively referred to as the “Company,” “Bridge Capital,” “we,” “our” or “us”), may participate in this offer if they remain an active employee or independent contractor through the expiration of this offer and the date of grant for new options. However, Daniel P. Myers (President and Chief Executive Officer), Thomas A. Sa (Executive Vice President, Chief Financial Officer and Chief Strategy Officer), Timothy W. Booth (Executive Vice President and Chief Operating Officer), Margaret Bradshaw (Executive Vice President and Chief Banking Officer) and Allen G. Williams (Executive Vice President and Chief Credit Officer) (collectively, the “executive officers”), and the members of our board of directors may not participate in this offer.

If you are eligible to participate in this Offer to Exchange Certain Outstanding Options for New Options (the “offer”), all of your outstanding and unexercised stock options to purchase our common stock that were granted prior to July 5, 2011 with an exercise price per share greater than or equal to $12.00 are eligible to be exchanged.

If you participate in this offer, your new options will represent the right to purchase the same number of shares as the eligible option grant tendered for exchange. Each new option will be subject to the terms of the 2006 Plan, a new vesting schedule, and to a new option agreement between you and Bridge Capital Holdings.

If you participate in this offer, you will receive new options with an exercise price equal to the closing price of our common stock on the new option grant date, which we expect to be on or about August 1, 2011.

None of the new options will be vested on the grant date. New stock options will be subject to a renewed vesting period and will vest in 25% annual increments over a four-year period, starting on the grant date. Vesting is subject to your continued service to us through each relevant vesting date. Your participation in this offer and the receipt of new options does not provide any guarantee or promise of continued employment or service with Bridge Capital.

Our common stock is traded on the Nasdaq Global Market under the symbol “BBNK.” On June 30, 2011, the closing price of our common stock was $11.08  per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

The commencement date of this offer is July 5, 2011. We are making this offer upon the terms and subject to the conditions described in this document entitled Offer to Exchange Certain Outstanding Option for New Options (the “Offering Document”) and in the related Eligible Option Information Sheet and Election Form distributed with this Offering Document. You are not required to accept this offer. You may choose to tender one eligible option grant in this offer, but elect to not tender any other eligible option grants you may hold. Eligible option grants properly tendered in this offer and accepted by us for exchange will be cancelled and the new options granted as of the expiration date of this offer.

See “Risks of Participating in the Offer” beginning on page 11 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you decide to participate in this offer, you must complete an Election Form and return it to the Human Resources Department at the Company by hand delivery or electronic mail to optionexchange@bridgebank.com. An Election Form is included with this Offering Document. To obtain additional copies of an Election Form, please contact the Human Resources Department at (408) 556-8307 or optionexchange@bridgebank.com.

You must complete the election process in the foregoing manner before 11:59 p.m., California time, on August 1, 2011, unless the offer is extended. We will not accept delivery of any election after expiration of this offer. You may change your election to participate in the offer at any time before the offer expires by submitting a new Election Form, which can be obtained from the Human Resources Department at (408) 556-8307 or optionexchange@bridgebank.com. Documents submitted by U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted and will not be accepted.

2

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

We will not provide tax advice, or any other advice, specific to an individual’s circumstances or make any recommendation with respect to this offer. We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.

You should direct questions about this offer or requests for additional copies of this Offering Document and the other option exchange program documents to the Human Resources Department at (408) 556-8307 or Debra Bradford, our Stock Plan Administrator, at (408) 556-8356 or optionexchange@bridgebank.com

You should rely only on the information contained in this Offering Document or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offering Document is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offering Document summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

3

i

SUMMARY OF TERMS

The following are answers to some of the questions that you may have about this offer. You should carefully read the entire Offer to Exchange Certain Outstanding Options for New Options document (the “Offering Document”), the accompanying electronic mail from Daniel P. Myers, our President and Chief Executive Officer, dated July 5, 2011, the Summary of the Offer to Exchange, the Eligible Option Information Sheet and the Election Form. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offering Document and the other offer documents. We have included in this summary references to other sections in this Offering Document to help you find a more complete description of these topics.

No.	Question	Page
Q1.	What is the offer?	1
Q2.	How do I participate in this offer?	3
Q3.	Why is Bridge Capital making this offer?	4
Q4.	Who may participate in this offer?	4
Q5.	Are there circumstances under which I would not be granted new options?	4
Q6.	Am I required to participate in this option exchange?	4
Q7.	How many new options will I receive for the options that I exchange?	4
Q8.	What will be the exercise price of my new options?	4
Q9.	When will my new options vest and be exercisable?	5
Q10.	If I participate in this offer, do I have to exchange all of my eligible options?	5
Q11.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	5
Q12.	When will my exchanged options be cancelled?	6
Q13.	Once I surrender my exchanged options, is there anything I must do to receive the new options?	6
Q14.	When will I receive the new options?	6
Q15.	Can I exchange shares of Bridge Capital common stock that I acquired upon exercise of Bridge Capital options or any other equity-based compensation awards?	6
Q16.	Will I be required to give up all of my rights under the cancelled options?	6
Q17.	Will the terms and conditions of my new options be the same as my exchanged options?	6
Q18.	What happens to my eligible options if I choose not to participate or if my eligible options are not accepted for exchange?	6
Q19.	How does Bridge Capital determine whether an eligible option has been properly tendered?	6
Q20.	Will I have to pay taxes if I participate in the offer?	7
Q21.	Will my new options be incentive stock options or incentive stock options for U.S. tax purposes?	7
Q22.	Will I receive an option agreement for my new options?	7
Q23.	Are there any conditions to this offer?	7
Q24.	If you extend the offer, how will you notify me?	7
Q25.	How will you notify me if the offer is changed?	8
Q26.	Can I change my mind and withdraw from this offer?	8
Q27.	How do I change my election?	8
Q28.	What if I withdraw my election and then decide again that I want to participate in this offer?	8
Q29.	Are you making any recommendation as to whether I should exchange my eligible options?	8
Q30.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?	8

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible optionees to exchange certain outstanding options for new options. The following is a brief summary of the terms of this offer:

Terms in italics in this Summary Term Sheet are the defined terms that are used throughout this Offering Document. The definitions of these terms can be found in the Section, “Terms Used in this Offer” on page 3 of this Summary Term Sheet.

Eligibility

•
All of our active employees as of the time of this offer who remain employed by us or provide service to us through the date the exchanged options are cancelled are eligible to participate. However, the executive officers and the members of our board of directors may not participate in this offer. (See Section 1 on page 28.)

•
In order to receive new options, you must remain an employee through the new option grant date, and in order to continue to vest in your new options, you must remain an employee of Bridge Capital through each relevant vesting date. (See Section 1)

Eligible Options

•
All options granted under the Plan, whether vested or unvested, that were granted prior to July 5, 2011 with an exercise price per share greater than or equal to $12.00 and that are outstanding as of the cancellation date are eligible for exchange. This means that options must be outstanding as of immediately prior to the cancellation of the options under this offer. (See Section 2)

•
Any portion of an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and that is beneficially owned by a person who is not an employee of Bridge Capital, is not eligible to be exchanged in this offer (even if legal title to that portion of the option grant is held by an eligible optionee). The portion that is beneficially owned by our employee may be exchanged. (See Section 2 on page 28.)

Exchange Ratio

•	The offer is for a one-for-one exchange. Your new options will represent the right to purchase the same number of shares of our common stock as the eligible option exchanged.

New Options

•	We expect that the new option grant date will be August 1, 2011.

•	The new options granted upon cancellation of exchanged options will be incentive stock options for U.S. tax purposes.

•           Each new option will expire ten (10) years from the new option grant date.

Exercise Price of the New Options

•	The exercise price of all new options will be the closing price of our common stock on the new option grant date as reported by the Nasdaq Global Market.

Vesting and Exercisability of New Options

•	New stock option awards will be subject to a renewed vesting period. New stock option awards will vest in four annual increments of 25% each over a four-year period, starting on the grant date.

•	Vesting on any date is subject to your continued service to Bridge Capital or its subsidiaries through each relevant vesting date. (See Section 9 on page 35.)

Terms Used in This Offer

•
“cancellation date” refers to the same U.S. business day as the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be August 1, 2011. If the expiration date is extended, then the cancellation date will be similarly extended.

•
“eligible optionees” refers to all employees of Bridge Capital, who are active employees at the time of this offer and who remain employed or in active service through the date the exchanged options are cancelled and the new option grant date. However, the executive officers and the members of our board of directors may not participate in this offer.

•
“eligible options” refers to the outstanding and unexercised stock options to purchase our common stock that were granted prior to July 5, 2011 with an exercise price per share greater than or equal to $12.00.

•	“exchanged options” refers to all options that you exchange pursuant to this offer.

•
“executive officers” refers to those officers of Bridge Capital listed on Schedule A to this Offering Document, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•
“expiration date” refers to the date that this offer expires. We expect that the expiration date will be August 1, 2011 at 11:59 p.m., California Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•
“new option grant date” refers to the date when new options will be granted. We expect that the new option grant date will be August 1, 2011. If the expiration date is extended, then the new option grant date will be similarly extended.

•	“new options” refers to the options issued pursuant to this offer that replace your exchanged options.

•
“offering period” refers to the period from the commencement of this offer to the expiration date. We expect that this period will commence on July 5, 2011 and end at 11:59 p.m., California time, on August 1, 2011.

•	“Plan” refers to the Bridge Capital Holdings 2006 Equity Incentive Plan.

Q2.	How do I participate in this offer?

A2.
If you are an eligible optionee, you will receive, on the commencement of the offer, an electronic mail announcing this offer and including an Election Form and your Eligible Option Information Sheet that contains the following personalized information with respect to each eligible option you hold:

•	the grant date indicated for the eligible option on the applicable option agreement;

•	the current exercise price per share in effect for the eligible option; and

•	the number of shares of the Company’s common stock exchangeable under the eligible option.

If you wish to participate, you must complete a paper Election Form and return it to the Human Resources Department at the Company by hand delivery or electronic mail to optionexchange@bridgebank.com before 11:59 p.m., California time, on August 1, 2011, unless we extend the offer. To obtain a paper Eligible Option Information Sheet or Election Form, please contact the Human Resources Department at (408) 556-8307 or optionexchange@bridgebank.com.

You must complete the election process in the foregoing manner before 11:59 p.m., California time, on August 1, 2011. If we extend this offer beyond that deadline, you must complete the process before the extended expiration date of this offer.

If you wish to change your election to participate in this offer, you must complete a new Eligible Option Information Sheet and Election Form and return it to the Human Resources Department at the Company by hand delivery or electronic mail to optionexchange@bridgebank.com before 11:59 p.m., California time, on August 1, 2011, unless we extend the offer. To obtain a paper Eligible Option Information Sheet or Election Form, please contact the Human Resources Department at (408) 556-8307 or optionexchange@bridgebank.com.

To help you recall your outstanding eligible option grants, we will provide you with a summary of your outstanding eligible options.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we expect to accept all properly tendered options promptly after the expiration of this offer. (See Section 4)

We may extend this offer. If we extend this offer, we will electronic mail or other communication disclosing the extension no later than 8:00 a.m., California time, on the U.S. business day immediately following the previously scheduled expiration date.

The delivery of all documents, including Eligible Option Information Sheet and Election Form, is at your risk. Only documents that are complete, signed and actually received electronically or in paper form by the Human Resources Department by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted. We intend to confirm the receipt of your Election Form by electronic mail within two (2) U.S. business days. If you have not received an electronic mail confirmation, you must confirm that we have received your Election Form.

Q3.	Why is Bridge Capital making this offer?

A3.
We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and shareholders to maximize shareholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees and independent contractors. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible optionees with the opportunity to own new options that over time may have a greater potential to increase in value. (See Section 3 on page 29.)

Q4.	Who may participate in this offer?

A4.
You may participate in this offer if you are an eligible optionee. You are an “eligible optionee” if you are an active employee of Bridge Capital, at the time of this offer, you remain an eligible optionee through the expiration date and the date of grant for new options, and you hold eligible options. However, the executive officers and members of our board of directors may not participate in this offer. (See Section 1 on page 28.)

Q5.	Are there circumstances under which I would not be granted new options?

A5.
Yes. If, for any reason, you are no longer an employee of Bridge Capital on the new option grant date, you will not receive any new options. Instead, you will keep your current eligible options and they may be exercised or will expire in accordance with their terms. If you are a U.S. employee, your employment with Bridge Capital will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. (See Section 2 on page 28.)

Moreover, even if we accept your exchanged options, we will not grant new options to you if we are prohibited from doing so by applicable laws and regulations. For example, we could become prohibited from granting new options as a result of changes in SEC or Nasdaq rules. We do not anticipate any such prohibitions at this time. (See Section 13 on page 40.)

Q6.	Am I required to participate in this option exchange?

A6.
No. Participation in this offer is completely voluntary. To help you determine your outstanding eligible option grants and give you the tools to make an informed decision, we will provide you with a summary listing all of your eligible option grants. (See Section 2 on page 28 and Section 4 on page 30.)

Q7.	How many new options will I receive for the options that I exchange?

A7.
This is a one-for-one exchange. Your new option grant will represent the right to purchase the same number of share as the eligible option grant tendered for exchange. The new option grant will be subject to a new vesting period, regardless of the whether all or part of your eligible option grant tendered for exchange was vested. See Q&A 9 and Section 9 on page 35.

Q8.	What will be the exercise price of my new options?

A8.
The exercise price per share of all new options will be equal to the closing price of our common stock as reported on the Nasdaq Global Market on the new option grant date, which is expected to be August 1, 2011.

We cannot predict the exercise price of the new options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible option grants. (See Section 9 on page 35.)

Q9.	When will my new options vest and be exercisable?

A9.
The new options will vest over a period of four years. The new options will begin to vest on the grant date of the new option, whereby 25% of the new options will vest on the first anniversary of the new grant date and another 25% of the new options the remaining will vest on each of the three following anniversaries of the new grant date. Thus, no portion of each new option granted will be vested on the new option grant date. Vesting on any date is subject to your continued service to Bridge Capital or its subsidiaries through each relevant vesting date. Generally, any vested new options may be exercised by you at any time, unless certain exercisability restrictions apply due to requirements under local law. (See Section 9)

Q10.	If I participate in this offer, do I have to exchange all of my eligible options?

A10.
No. You may pick and choose which of your outstanding eligible option grants you wish to exchange. However, we are not accepting partial tenders of option grants unless that option grant is covered by a domestic relations order (or comparable legal document as the result of the end of a marriage). (See Q&A 11.) This means that you may not elect to exchange only some of the shares covered by any particular option grant. However, you may elect to exchange the remaining portion of any option grant that you have partially exercised. The result is that you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 2,000 shares, you may elect to exchange:

•	Your first option grant covering 300 remaining unexercised shares,

•	Your second option grant covering 1,000 shares,

•	Your third option grant covering 2,000 shares,

•	One of your three option grants,

•	Two of your three option grants,

•	All three of your option grants, or

•	None of your option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants. (See Section 2 on page 28.)

Q11.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A11.
If you have an option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an employee of Bridge Capital beneficially owns a portion of that option grant, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not our employee may not be exchanged in this offer (even if legal title to that portion of the option grant is held by you and you are an eligible optionee).

For instance, if you are an eligible optionee and you hold an option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the offer at all. These are your only choices with respect to this option grant. (See Section 2)

Q12.	When will my exchanged options be cancelled?

A12.
Your exchanged options will be cancelled on the same U.S. business day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be August 1, 2011 unless the offer period is extended. (See Section 6)

Q13.	Once I surrender my exchanged options, is there anything I must do to receive the new options?

A13.
Once your exchanged options have been cancelled there is nothing that you must do to receive your new options. You do not have to return the option agreement representing your exchanged options. We expect that the new option date will be August 1, 2011. In order to vest in the shares covered by the new option grant, you will need to remain an employee or independent contractor of Bridge Capital through the applicable vesting dates, as described in Q&A 10. (See Section 1)

Q14.	When will I receive the new options?

A14.
We will grant the new options on the new option grant date. We expect the new option grant date will be August 1, 2011. If the expiration date is delayed, the new option grant date will be similarly delayed. You will receive your grant paperwork after the expiration of the offer. (See Section 6 on page 33.)

Q15.	Can I exchange shares of Bridge Capital common stock that I acquired upon exercise of Bridge Capital options or any other equity-based compensation awards?

A156.
No. This offer relates only to certain outstanding Bridge Capital options. You may not exchange shares of Bridge Capital common stock in this offer or any other equity-based compensation awards. (See Section 2 on page 28.)

Q16.	Will I be required to give up all of my rights under the cancelled options?

A16.
Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you will no longer have any rights under those options. We intend to cancel all exchanged options on the same U.S. business day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be August 1, 2011. (See Section 6 on page 33.)

Q17.	Will the terms and conditions of my new options be the same as my exchanged options?

A17.
The terms and conditions of your new options will be substantially similar to the terms and conditions of your exchanged options, except that your new options may have a different exercise price and have a new vesting schedule. (See Section 9).

Q18.	What happens to my eligible options if I choose not to participate or if my eligible options are not accepted for exchange?

A18.
If (a) we do not receive your Election Form by the deadline, (b) you choose not to participate, or (c) your eligible options are not accepted by us under this offer, your existing eligible options will (i) remain outstanding until they are exercised or expire by their terms, (ii) retain their current exercise price, and (iii) retain their current term. In addition, if the term of the offer is extended so that its duration is longer than twenty-nine (29) days, any of your eligible options that are currently classified as an incentive stock option for U.S. tax purposes may be deemed incentive stock options after the offer.  We do not, however, expect to extend the term of the offer beyond its twenty-eight (28) day duration.  (See Section 6 and Section 14)

Q19.	How does Bridge Capital determine whether an eligible option has been properly tendered?

A19.
We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any eligible options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Election Form or any eligible options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Unless this offer is terminated, we expect to accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any Election Form and we will not incur any liability for failure to give any notice. (See Section 4)

Q21.	Will I have to pay taxes if I participate in the offer?

A21.
If you participate in the offer and are a citizen or resident of the United States, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes. However, you may have taxable income when you exercise your new options. (See Section 14)

If you are a citizen or tax resident of a country other than the United States, the tax consequences of participating in this offer may be different for you. To our knowledge, however none of our eligible employees is a citizen or tax resident of another country.

For all eligible optionees, we recommend that you consult with your own financial, legal and tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a citizen or tax resident or subject to the tax laws of more than one country, you should be aware that there might be additional tax and social insurance consequences that may apply to you.

Q22.	Will my new options be incentive stock options or incentive stock options for U.S. tax purposes?

A22.
The new options granted in exchange for your old options will be granted as incentive stock options unless the new options do not meet the requirements for incentive stock options.  Generally, incentive stock options may be granted only to you only if you are an employee (and not to contractors) and the aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to the incentive stock options that are exercisable for the first time by you during any calendar year under all of our stock plans may not exceed $100,000.

If you choose not to participate in this offer, and if the term of the offer is extended so that its duration is longer than twenty-nine (29) days, your eligible options may be deemed nonstatutory options after the offer even if they are currently classified as incentive stock options.  We do not expect to extent the duration of this offer longer than its current twenty-eight (28) day term.

We recommend that you read the tax discussion in Section 14 of this Offering Document and discuss the personal tax consequences of incentive stock options and incentive stock options with your financial, legal and/or tax advisors. (See Section 9 and Section 14)

Q23.	Will I receive an option agreement for my new options?

A23.	Yes. All new options will be subject to a new option agreement between you and Bridge Capital, as well as to the terms and conditions of our Plan. (See Section 9 )

Q24.	Are there any conditions to this offer?

A24.
Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offering Document. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (See Section 2 and Section 7 )

Q25.	If you extend the offer, how will you notify me?

A25.
If we extend this offer, we will issue an electronic mail or other form of communication disclosing the extension no later than 8:00 a.m., California time, on the next U.S. business day following the previously scheduled expiration date. (See Section 2 and Section 16)

Q26.	How will you notify me if the offer is changed?

A26.
If we change the offer, we will issue a press release, electronic mail or other form of communication disclosing the change no later than 8:00 a.m., California time, on the next U.S. business day following the day we change the offer. (See Section 2 and Section 16)

Q27.	Can I change my mind and withdraw from this offer?

A27.
Yes. You may change your mind after you have submitted an Election Form choosing to exchange certain or all of your eligible options and submit a new Election Form at any time before the expiration date. If we extend the expiration date, you may submit a new Election Form at any time until the extended offer expires, electing to retain your eligible option under its existing terms. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before the expiration date. (See Section 5)

Q28.	How do I change my election?

A28.
To change your election with respect to your eligible options, you must complete a new Election Form and return it to the Human Resources Department at the Company by hand delivery or electronic mail to optionexchange@bridgebank.com before the expiration date. To obtain an Election Form, please contact the Human Resources Department at (408) 556-8307 or optionexchange@bridgebank.com.

The delivery of all documents is at your risk. Bridge Capital intends to confirm the receipt of your Election Form by electronic mail within two (2) U.S. business days. If you have not received an electronic mail confirmation, we recommend that you confirm that we have received your Election Form. If you need to confirm receipt after two (2) U.S. business days have elapsed, you may send an electronic mail to optionexchange@bridgebank.com.

Only electronic Election Forms that are complete, signed (electronically or otherwise) and actually received by Bridge Capital by the deadline will be accepted. Election Forms may be submitted only by hand delivery to the Human Resources Department or electronic mail to optionexchange@bridgebank.com. Election Forms submitted by any other means, including interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted. (Section 5)

Q29.	What if I withdraw my election and then decide again that I want to participate in this offer?

A29.
If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed Election Form accepting the offer before the expiration date, in accordance with the procedures described in Q&A 28 and Section 4. (See also Q&A 2 and see Section 5)

Q30.	Are you making any recommendation as to whether I should exchange my eligible options?

A30.
No. Neither our Board of Directors nor our management team is making any recommendation as to whether or not you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one. The program does carry risk (see “Risks of Participating in the Offer” for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options than from the new options you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax or investment-related issues, you should talk to your own financial, legal and/or tax advisor. (See Section 3)

Q31.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A31.
For additional information or assistance, you should contact the Human Resources Departments at (408)556-8307 of Debra Bradford, our Stock Plan Administrator, at (408) 556-8356 or optionexchange@bridgebank.com.  See Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list and the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2010, as updated in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with a financial, legal and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offering Document discussing the tax consequences in the United States as well as the rest of this Offering Document for a more in-depth discussion of the risks that may apply to you before deciding to participate in this offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this Offering Document, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offering Document. You should carefully consider these risks, in addition to the other information in this Offering Document and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B and incorporated by reference, as well as our most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Economic Risks

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might have been worth more than the new options that you receive in exchange for them.

No portion of your new option grant will be vested on the new option grant date, and no portion of your new option will be vested until the first anniversary of the grant date, which will be one year from the new grant date. Therefore, it is possible that, at some point in the future, your exchanged options would have been economically more valuable than the new options granted pursuant to this offer.

If we are acquired by or merge with another company, your cancelled options might have been worth more than the new options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of some of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition because your new option may still be subject to vesting, whereas as your cancelled options may have been more fully, or even completely, vested. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Tax-Related Risks

The offer may have adverse consequences for U.S. employees who hold incentive stock options even if those employees do not participate in the exchange.

If the term of the offer is extended so that its duration is longer than a twenty-nine (29) day term, even if you do not tender your eligible options for exchange, this offer will result in a deemed modification of any eligible options that are classified as incentive stock options. Such a modification can have adverse consequences.

We do not expect to extend the term of the offer beyond its current twenty eight (28) day duration. For more detailed information on the potential consequences of such a deemed modification, please see the tax disclosure set forth under Section 14 of the Offering Document.

Tax-related risks for non-U.S. employees.

If you are a citizen or resident of a country other than the United States or if you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Risks Relating to Our Business and Our Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and also the other information provided in this exchange offer and the other materials that we have filed with the Securities and Exchange Commission, or SEC, before making a decision on whether or not to tender your eligible option grants. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 17 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER

1.	Eligibility.

You are an “eligible optionee” if you are an active employee of Bridge Capital, as of the date of this offer and you remain employed by or act as an independent contractor to Bridge Capital or a successor entity through the date on which the exchanged options are cancelled and the date of grant for new options. However, the executive officers and the members of our board of directors may not participate in this offer. Our executive officers and directors are listed on Schedule A of this Offering Document.

To receive a grant of new options, you must remain an eligible optionee through the new option grant date. If you do not remain an eligible optionee through the new option grant date, you will keep your current eligible options and they will be treated in accordance with their terms and conditions. If we do not extend the offer, the new option grant date is expected to be August 1, 2011, unless a different (later) grant date will be required under local law. In order to continue to vest in your new options, you must remain an employee of Bridge Capital through each relevant vesting date.

2.	Number of options; expiration date.

Subject to the terms and conditions of this offer, we expect to accept for exchange certain outstanding, unexercised options granted under the Plan that are held by eligible optionees and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date. In order to be eligible, options must be outstanding as of immediately prior to the cancellation of the options under this offer and be options granted prior to July 5, 2011 with an exercise price per share greater than or equal to $12.00.

You may choose which of your eligible option grants you wish to exchange, but each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised, except options that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage). We are not otherwise accepting partial tenders of option grants. However, you may elect to exchange the remaining portion of an option grant that you have partially exercised. As a result, you may elect to exchange certain of your eligible options, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (1) an eligible option to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option to purchase 1,000 shares, and (3) an eligible option to purchase 2,000 shares, you may elect to exchange:

•	Your first option grant covering 300 remaining unexercised shares;

•	Your second option grant covering 1,000 shares;

•	Your third option grant covering 2,000 shares;

•	One of your three option grants;

•	Two of your three option grants;

•	All three of your option grants; or

•	None of your option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.

As discussed above, this rule will not apply to the portion of any option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and which is beneficially owned by a person who is not an employee of Bridge Capital. Any such portion of an option grant may not be exchanged in this offer (even if title to that portion of the option grant is held by an eligible optionee). However, the portion beneficially owned by the eligible optionee may be tendered in the offer if eligible; such portion must be tendered for all remaining outstanding shares. For instance, if you are an eligible optionee and you hold an option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the offer at all. These are your only choices with respect to this option grant.

This is an offer for a one-for-one exchange. If you participate, your new option grant will represent the right to purchase the same number of shares as the eligible option grant tendered for exchange. However, your new option will be subject to a renewed four-year vesting schedule.

All new options will be subject to the terms of our 2006 Plan, and to an option agreement entered into between you and Bridge Capital. The current form of option agreement under the Plan is incorporated by reference as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC (the “Schedule TO”) with which this Offering Document has been filed.

The expiration date for this offer will be 11:59 p.m., California time, on August 1, 2011, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offering Document for a description of our rights to extend, terminate, and amend the offer.

3.	Purpose of the offer.

We believe that this offer will foster retention of our employees and independent contractors and better align the interests of our employees and our shareholders to maximize shareholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible optionees with the opportunity to own new options that over time may have a greater potential to increase in value.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation involving Bridge Capital;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend policy, or our indebtedness or capitalization;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the Nasdaq Global Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities;

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own financial, legal and tax advisor. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange options.

Proper election to exchange options.

Participation in this offer is voluntary. To participate in this offer, you must do the following before 11:59 p.m., California time, on August 1, 2011, unless the offer is extended:

If you are an eligible optionee, you will receive on the commencement of the offer a package announcing this offer and including an Election Form and your Eligible Option Information Sheet that contains the following personalized information with respect to each eligible option you hold:

•	the grant date indicated for the eligible option on the applicable option agreement;

•	the current exercise price per share in effect for the eligible option; and

•	the number of shares of the Company’s common stock exchangeable under the eligible option.

You must complete an Election Form and return it to Debra Bradford at the Company by hand delivery or electronic mail to optionexchange@bridgebank.com before 11:59 p.m., California time, on August 1, 2011, unless we extend the offer. To obtain another copy of the Election Form, please contact the Human Resources Department at (408) 556-8307 or optionexchange@bridgebank.com.

You must complete the election process (whether electronically or in paper form) in the foregoing manner before 11:59 p.m., California time, on August 1, 2011, unless the offer is extended. If we extend this offer beyond that deadline, you must complete the process before the extended expiration date of this offer.

If you participate in this offer, you may exchange some or all of your eligible options. To help you recall your outstanding eligible option grants, you will be provided with a summary of your outstanding eligible options.

Your election to participate becomes irrevocable after 11:59 p.m., California time, on August 1, 2011, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. You may change your mind after you have submitted an Election Form choosing to exchange your eligible options and submit a new Election Form at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before the expiration date.

The delivery of your Election Form, is at your risk. Only documents that are complete, signed and actually received electronically at optionexchange.bridgebank.com or in paper form to the Human Resources Department at the Company by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted. We intend to confirm the receipt of your Election Form by electronic mail within two (2) U.S. business days of the receipt of your Election Form. If you have not received an electronic mail confirmation, you must confirm that we have received your Election Form. Election Forms may be submitted in paper form by hand delivery to the Human Resources Department or electronic mail to optionexchange@bridgebank.com. Election Forms submitted by any other means are not permitted and will not be accepted.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we expect to accept all properly tendered options promptly after the expiration of this offer.

Our receipt of your Election Form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance electronic mail or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be August 1, 2011.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any elections. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Election Form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We expect to accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder; provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Bridge Capital and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

You may change your election with respect to your eligible options only in accordance with the provisions of this section.

You may change your election with respect to your eligible options at any time before the expiration date, which is expected to be 11:59 p.m., California time, on August 1, 2011. If we extend the offer, you may change your election at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 11:59 p.m., California time, on August 1, 2011, you may withdraw your tendered options at any time thereafter.

If you wish to change your election to participate in this offer, you must complete a new Election Form and return it to the Human Resources Department at the Company by hand delivery or electronic mail to optionexchange@bridgebank.com before 11:59 p.m., California time, on August 1, 2011, unless we extend the offer. To obtain a paper Eligible Option Information Sheet or Election Form, please contact the Human Resources Department at (408) 556-8307 or optionexchange@bridgebank.com.

If you submit an Election Form declining the offer and you later decide that you would like to exchange your eligible options for new options, you may elect to participate at any time by submitting a new properly completed Election Form accepting the offer before the expiration date, by following the procedures described in Section 4 of this Offering Document. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before the expiration date.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any electronic Eligible Option Information Sheet or Election Form (or paper Eligible Option Information Sheet or Election Form), nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt of the Election Form. Our determination of these matters will be final and binding.

The delivery of your Election Form is at your risk. Only documents that are complete, signed and actually received electronically at optionexchange@bridgebank.com or in paper form to the Human Resources Department by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your Election Form by electronic mail within two (2) U.S. business days of the receipt of your Election Form. If you have not received an electronic mail confirmation, you must confirm that we have received your Election Form. Election Forms may be submitted only by hand delivery to the Human Resources Department or electronic mail to optionexchange@bridgebank.com. Election Forms submitted by any other means are not permitted and will not be accepted.

6.	Acceptance of options for exchange and issuance of new options.

Upon the terms and conditions of this offer and promptly following the expiration of this offer, we expect to accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration of this offer. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be August 1, 2011.

For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by electronic mail or other method of communication. Subject to our rights to terminate the offer, as discussed in Section 16 of this Offering Document, we currently expect that we will accept promptly after the expiration of this offer all properly tendered options that are not validly withdrawn.

We will grant the new options on the new option grant date. We expect the new option grant date to be August 1, 2011. All new options will be granted under our Plan and will be subject to an option agreement between you and Bridge Capital. The number of new options you will receive will be determined in accordance with the exchange ratio described in Section 2 of this Offering Document. After the expiration date, we will send you your new option agreement.

Options that we do not accept for exchange will remain outstanding until they are exercised or expire by their terms and will retain their current exercise price and current vesting schedule.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•           There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•           Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offering Document for a description of the contemplated benefits of the offer to us);

•           There will have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S.,

•
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally,

•
the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer, or

•	if any of the situations described above existed at the time of commencement of this offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this offer;

•           A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we will have learned that:

•
any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of this offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

•
any new group will have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this offer or with such acceptance for exchange of eligible options;

•
There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offering Document);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•
Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offering Document for a description of the contemplated benefits of the offer to us); or

•
Any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq Global Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Bridge Capital.

If any of the above events occur, we may:

•	Terminate this offer and promptly return all tendered eligible options to tendering holders;

•	Complete and/or extend this offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	Amend the terms of this offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the options.

The Bridge Capital common stock that underlies your options is traded on the Nasdaq Global Market under the symbol “BBNK.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the Nasdaq Global Market.

	High	Low
Year Ended December 31, 2008
Third Quarter	$14.04	$9.00
Fourth Quarter	$11.45	$3.30
Year Ended December 31, 2009
First Quarter	$7.55	$3.70
Second Quarter	$6.39	$4.50
Third Quarter	$7.31	$5.25
Fourth Quarter	$7.47	$6.45
Year Ending December 31, 2010
First Quarter	$9.15	$6.85
Second Quarter	$11.49	$8.96
Third Quarter	$9.44	$8.64
Fourth Quarter	$9.19	$8.05
Year Ended December 31, 2011
First Quarter	$9.42	$8.60
Second Quarter	$11.75	$9.34

On June 30, 2011, the last reported sale price of our common stock, as reported by the Nasdaq Global Market, was $11.08  per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of new options.

Consideration.

We will issue new options in exchange for eligible outstanding options properly elected to be exchanged by you and accepted by us for such exchange. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive a number of new options equal to the number of eligible options exchanged.

As of June 30, 2011, there were outstanding eligible options, held by 94 option holders, to purchase an aggregate of 295,650 shares of our common stock with a weighted average exercise price of $16.70 per share, all of which were issued under our Plan. The maximum number of shares subject to new option grants that may be issued pursuant to this offer depends upon the closing price of our common stock on the Nasdaq Global Market on the expiration date of the offer.

General terms of new options.

New options will be granted under our 2006 Plan. All new options will be subject to the terms of our 2006 Plan and to an option agreement between you and Bridge Capital. The terms and conditions of the new options may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights.

The following description summarizes the material terms of our Plan. Our statements in this Offering Document concerning the Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Plan, and the form of option agreement under the Plan, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please contact us at Bridge Capital Holdings, 55 Almaden Boulevard, San Jose, California 95113, Attention: Debra Bradford (telephone: (408) 556-8356), to receive a copy of the Plan, and the form of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

2006 Equity Incentive Plan.

Our 2006 Plan permits the granting of incentive stock options, incentive stock options, restricted shares, stock units, restricted stock units and stock grants. The maximum number of common shares subject to options currently outstanding under our 2006 Plan is approximately 443,946 shares. As of June 30, 2011, the maximum number of shares available for future issuance under the 2006 Plan was 407,767. Our 2006 Plan is administered by the compensation committee of our board of directors, which we refer to as the administrator. Subject to the other provisions of our 2006 Plan, the administrator has the power to determine the terms, conditions, and restrictions of the options granted, including the number of options and the vesting schedule.

Exercise price.

The exercise price of an option granted under our 2006 Plan generally is the closing price per a share of our common stock as traded on the Nasdaq Global Market as of the date of grant; provided, however, that the exercise price of an option shall in no event be less than 100% of the fair market value of a share of our common stock on the date of grant, and with respect to a person who holders more than ten percent of our common stock, not less than 110% of the fair value of our common stock on the grant date.

We cannot predict the exercise price of the new options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible option grants.

Vesting and Exercisability.

The vesting applicable to an option granted under our 2006 Plan generally is determined by our Compensation Committee in accordance with the terms of our 2006 Plan. The new options granted under this offer vest in four equal annual installments of 25% on each of the first four anniversaries of the new grant date. Vesting on any date is subject to your continued service to Bridge Capital or its subsidiaries through each relevant vesting date. Generally, any vested new options may be exercised by you at any time, unless certain exercisability restrictions apply due to requirements under local law.

Adjustments upon certain events.

Events occurring before the new option grant date. Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if Bridge Capital is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no new options in exchange for them. If Bridge Capital is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the exercise price and number of shares that will be subject to the new options. Under such circumstances, the type of security and the number of shares covered by your new options would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new options covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new options if no acquisition had occurred.

Events occurring after the new option grant date.

In the event of a subdivision of our outstanding common stock, a declaration of a dividend payable in our common stock or a combination or consolidation of our outstanding common stock (by reclassification or otherwise) into a lesser number of shares of common stock, after the new option grant date, corresponding adjustments shall automatically be made to the number and exercise price of shares subject to each new option.

If we liquidate or dissolve, to the extent not previously exercised or settled, your outstanding options will terminate immediately before the consummation of the dissolution or liquidation.

Our Plan provides that if we merge or if our property or stock is acquired by another corporation, your option will generally not accelerate vesting unless the surviving corporation does not assume your option or replace it with a comparable award. If the surviving corporation does not assume your option or replace it with a comparable award, then vesting will accelerate as to all of the shares of common stock subject to such option.

Transferability of options.

Options generally may not be transferred, other than by will or through a beneficiary designation and only you or your legal representative may exercise your option.

Registration of shares underlying new options.

All of the shares of Bridge Capital common stock issuable upon exercise of new options have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Bridge Capital for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

Tax consequences.

If you are a U.S. tax resident, you should refer to Section 14 of this Offering Document for a discussion of the material U.S. federal income tax consequences of the new options and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are an employee residing outside the United States, a citizen of a country other than the United States or if you are a citizen or resident of more than one country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own financial, legal and tax advisor to discuss the consequences to you of this transaction.

10.	Information concerning Bridge Capital.

Overview

We are a bank holding company.  The Company was incorporated in the State of California on April 6, 2004 for the purpose of becoming the holding company for its subsidiary, Bridge Bank, National Association (the “Bank”).  As a bank holding company, the Company is supervised by the Board of Governors of the Federal Reserve System. The Bank is a national banking association chartered by the Comptroller of the Currency.  The Bank was organized on December 6, 2000 and commenced operations on May 14, 2001.

The Bank engages in general commercial banking business, and accepts checking and savings deposits, makes commercial, real estate, auto and other installment and term loans, and provides other customary banking services.  The Bank attracts the majority of its loan and deposit business from the residents and numerous small and middle market businesses and professional firms located in Santa Clara County. Its headquarters office is located at 55 Almaden Boulevard, San Jose, California 95113.  It maintains two branch offices and five loan production offices, primarily in the Silicon Valley and San Francisco Bay areas of California.

The Bank provides the local business and professional community with banking services tailored to the unique needs of the Silicon Valley.  In addition, the Bank provides some specialized services to its customers.  These services include courier deposit services to key locations or customers throughout the Bank's service area, Small Business Administration (SBA) loans, factoring and asset-based loans and Internet banking. The Bank reserves the right to change its business plan at any time and no assurance can be given that, if the Bank's proposed business plan is followed, it will prove successful.

The Bank does not offer trust services, but it will attempt to make such services available to the Bank's customers through correspondent institutions.  The deposits of the Bank are insured by the Federal Deposit Insurance Corporation up to applicable limits, and the Bank is a member of the Federal Reserve System.

In 2002, the Bank opened a full-service branch office in Palo Alto, California.  Also in 2002, it established a U.S. Small Business Administration Lending Group and launched Bridge Capital Finance Group, a factoring and asset-based lending group. In 2003, the Bank opened an office in downtown San Jose.  In 2005, the Bank launched its Technology Banking Group and the International Banking Group.  In addition, the Bank operates loan production offices in San Francisco and Pleasanton, California, Dallas, Texas and Reston, Virginia.

Our principal executive offices are located at 55 Almaden Boulevard, San Jose, CA 95113. Our telephone number is (408) 423-8500. Our website address is www.bridgebank.com. Information contained on our website is not part of this prospectus or any amendment or supplement hereto, and is not incorporated by reference into this prospectus. Information on our website is for informational purposes only, and we undertake no obligation to update such information. You should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our common stock.

The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2010 and Quarterly Report on Form 10-Q for the period ended March 31, 2011, are incorporated herein by reference. Please see Section 18 of this Offering Document titled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and executive officers is attached to this Offering Document as Schedule A. Our executive officers and the members of our board of directors may not participate in this offer. As of June 30, 2011, our executive officers and directors (thirteen (13) persons) as a group held options unexercised and outstanding under our Plan to purchase a total of of our shares, which represented approximately 21.70% of the shares subject to all options outstanding under our Plan as of that date.

The following tables below set forth the beneficial ownership of each of our executive officers and directors of options under the Plan outstanding as of June 30, 2011. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our common stock under the 2001 Plan and 2006 Plan, which was 1,656,559 as of June 30, 2011. As noted on the table, our executive officers and members of our board of directors are not eligible to participate in the offer.

Name	Position	Number of Shares Covered by Outstanding Options	Percentage of Total Outstanding Options
Timothy W. Boothe*	Executive	39,050	2.36%
Margaret Bradshaw*	Executive	15,000	0.91%
Lawrence Owen Brown*	Director	35,659	2.15%
Dr. Francis J. Harvey*	Director	18,659	1.13%
Allan C. Kramer, M.D.*	Chairman	22,500	1.36%
Robert Latta*	Director	31,659	1.91%
Daniel P. Myers*	President	68,750	4.15%
Thomas M. Quigg*	Vice Chairman	17,750	1.07%
Thomas A. Sa*	Executive	49,050	2.96%
Terry Schwakopf*	Director	15,000	0.91%
Barry A. Turkus*	Director	21,409	1.29%
Allen G. Williams*	Executive	25,000	1.51%

*	Not eligible to participate in the offer.

During the first six months of 2011, our board of directors did not grant our executive officers any stock options to purchase shares of our common stock pursuant to our Plan.

On February 24, 2011, the following non-employee members of our board of directors received annual grants of options to purchase shares of our common stock pursuant to our 2006 Plan, as follows:

Name	Position	Exercise Price	Stock Option Award
Owen Brown*	Director	$9.11	3,659
Francis Harvey*	Director	$9.11	3,659
Robert Latta*	Director	$9.11	3,659
Barry Turkus*	Director	$9.11	3,659

*	Not eligible to participate in the offer.

Except as described above, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock under our 2001 Plan or our 2006 Plan, or in transactions involving our common stock during the past sixty (60) days before and including June 30, 2011, except for the following transactions: Margaret Bradshaw, our Executive Vice President exercised her option to purchase 15,000 shares of our common stock for $4.80 on June 21, 2011.

12.	Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled. Shares subject to those options issued under our 2006 Plan will be returned to the pool of shares under the 2006 Plan. No shares subject to options issued under our 2001 Plan will be returned to the 2001 Plan, which has expired. To the extent shares returning to the Plan are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further shareholder action, except as required by applicable law or the rules of the Nasdaq Global Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

Pursuant to the accounting standards in effect under SFAS 123(R), we may be required to recognize additional compensation expense to the extent the new options have a greater value than the exchanged options they replace.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein, except for certain exemptive or notice filings that may be required in certain countries outside the United States. Should any additional approval, exemptive or notice filing or other action be required, we presently contemplate that we will seek such approval, make such filings or take such other action. However, we cannot assure you that we will seek such approval, make such filings or take such other action or that any such approval, filing or other action, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approval, to make such filings or take any other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this Offering Document.

If we are prohibited by applicable laws or regulations from granting new options or required to obtain a license or regulatory permit or make any other filing before granting new options on the new option grant date, we will not grant any new options, unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the new option grant date we will not grant any new options and you will not receive any other benefit for the options you tendered.

14.	Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of the offer and of participating in the exchange of options pursuant to the offer for those employees who are United States citizens or residents for U.S. federal income tax purposes. This discussion is based on the U.S. Internal Revenue Code, its legislative history, the Treasury Regulations thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state, and local tax consequences for each employee will depend upon that employee’s individual circumstances.

This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We recommend that you consult your own financial, legal and/or tax advisor with respect to the federal, state and local tax consequences of the offer and of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

In addition, if you are a citizen or resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own financial, legal and/or tax advisor to discuss the consequences to you of this transaction.

New options; deemed modification of outstanding eligible incentive stock options.

Option holders whose outstanding eligible options are exchanged for new options under the offer will generally not recognize income for U.S. federal income tax purposes upon the cancellation of the outstanding eligible options or the issuance of new options in accordance with the offer.

Impact on Outstanding Incentive Stock Options that are Eligible for Exchange

The duration of this offer is twenty-eight (28) days.  If the term of this offer is extended so that its duration is longer than a twenty-nine (29) days, incentive stock options that are eligible options and that are held by U.S. employees who do not participate in this exchange will be considered to have been modified as of the date this offer is made, and that date will be considered a new grant date for purposes of determining whether the options qualify as incentive stock options and whether an employee will receive favorable tax treatment with respect to the options. Under certain circumstances, a deemed modification resulting from this offer remaining open for more than twenty-nine (29) days may result in some or all of your eligible incentive stock options ceasing to qualify as incentive stock options and being classified as incentive stock options instead. Moreover, in order to receive favorable tax treatment with respect to options that continue to qualify as incentive stock options, you must not dispose of any shares acquired upon exercise of such an option until the passage of more than two (2) years from the new option grant date (i.e., the date of the deemed modification) and more than one (1) year after the exercise of the option. If these holding periods are not met, the disposition of shares will be a disqualifying disposition under the rules described below and you will recognize ordinary income to the extent that the fair market value of the shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) exceeds the option exercise price. For more detailed information on disqualifying dispositions, please see the discussion below.

Nonstatutory stock options.

Under current law, an option holder generally will not realize taxable income upon the grant of a incentive stock option. However, when an option holder exercises the option, the excess of the fair market value of the shares subject to the option on the date of exercise over the exercise price of the option will be taxable as ordinary income to the option holder. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a incentive stock option generally will constitute wages for which withholding will be required. Your holding period for the shares issued upon exercise of a incentive stock option will begin on the date following the date of exercise of the option and your basis for those shares will equal their fair market value on the date of exercise.

The Company will generally be entitled to a tax deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.

When you dispose of shares received upon exercise of a incentive stock option, any gain or loss is generally treated as capital gain or loss. Any capital gain or loss will be long-term capital gain or loss if the holding period for the shares disposed of is greater than one year, and otherwise will be short-term capital gain or loss.

Incentive stock options.

Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to incentive stock options.

When you dispose of shares received upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether or not the disposition is made:

•	more than two (2) years after the date the incentive stock option was granted (the new option grant date); and

•	more than one (1) year after the date the incentive stock option was exercised.

If the disposition satisfies both of those timing requirements, the excess, if any, of the sale price of the option shares over the exercise price of the option will be taxed to you as a long-term capital gain at the time of the disposition.

If the disposition fails to satisfy either timing requirement, it is a “disqualifying disposition.” Upon a disqualifying disposition, you will recognize ordinary income to the extent that the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) exceeds the exercise price. That ordinary income will not be subject to wage withholding. If the amount realized on the disposition exceeds the fair market value of the shares at the time the option was exercised, the excess will be taxable to you as a long-term capital gain if you sold the shares more than one (1) year after the option was exercised and otherwise as a short-term capital gain.

Unless you make a disqualifying disposition, the Company will not be entitled to a tax deduction with respect to your exercise of an incentive stock option or your disposition of the shares received on exercise. If you make a disqualifying disposition, the Company will be entitled to a tax deduction equal to the amount of ordinary income taxable to you.

15.	Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offering Document has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue an electronic mail or other form of communication no later than 8:00 a.m., California time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offering Document occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offering Document has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual expiration date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, California time.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17.	Additional information.

This Offering Document is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offering Document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2010, filed with the SEC on March 7, 2011;

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 5, 2011;

3.	Our Definitive Proxy Statement on Schedule 14A for our 2011 annual meeting of shareholders, filed with the SEC on April 4, 2011;

4.	Our Current Reports on Form 8-K filed with the SEC since December 31, 2011 (excluding any information that was furnished to the SEC rather then filed); and

5.
The description of our common stock contained in our Current Report on Form 8-K filed with the SEC on October 4, 2004, including any amendment or report filed for the purpose of updating such description.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offering Document is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Bridge Capital Holdings, 55 Almaden Boulevard, San Jose, CA 95113, Attention: Investor Relations or telephoning our Investor Relations Department at (408) 423-8500.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offering Document, you should rely on the statements made in the most recent document.

The information contained in this Offering Document about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Financial statements.

The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, are incorporated herein by reference. Attached as Schedule B to this Offering Document is a summary of our financial statements for our Annual Report on Form 10-K for our fiscal year ended December 31, 2010and for our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this Offering Document.

19.	Miscellaneous.

We are not aware of any jurisdiction in which the offer is made where the making of the offer is not in compliance with applicable law. We may become aware of one or more jurisdictions where the making of the offer is not in compliance with valid applicable law. If we cannot or choose not to comply with such law, the offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offering Document and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Bridge Capital Holdings
July 5, 2011

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF BRIDGE CAPITAL HOLDINGS

The directors and executive officers of Bridge Capital Holdings are set forth in the following table:

Name	Position and Offices Held
Timothy W. Boothe*	Executive
Margaret Bradshaw*	Executive
Lawrence Owen Brown*	Director
Howard N. Gould*	Director
Dr. Francis J. Harvey*	Director
Allan C. Kramer, M.D.*	Chairman
Robert Latta*	Director
Daniel P. Myers*	President
Thomas M. Quiqq*	Vice Chairman
Thomas A. Sa*	Executive
Terry Schwakopf*	Director
Barry A. Turkus*	Director
Allen G. Williams*	Executive

The address of each executive officer and director is: c/o Bridge Capital Holdings, 55 Almaden Boulevard, San Jose, California, 95113.

None of the individuals marked with an asterisk above are eligible to participate in this option exchange program.

A-1

SCHEDULE B

FINANCIAL STATEMENTS
OF BRIDGE CAPITAL HOLDINGS

Selected Financial Data

The following selected consolidated financial data should be read in conjunction with our audited consolidated financial statements and related notes thereto and with Management’s Discussion and Analysis of Financial Condition and Results of Operations, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010. The consolidated statement of operations data for the years ended December 31, 2010, 2009, and 2008 and the selected consolidated balance sheet data as of December 31, 2010 and 2009 are derived from, and are qualified by reference to, the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. The consolidated statement of operations data for the years ended December 31, 2007 and 2006, and the consolidated balance sheet data as of December 31, 2008 and 2007 are derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. The consolidated balance sheet data as of December 31, 2006 is derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. The consolidated statement of operations data for the three months ended March 31, 2011 and the consolidated balance sheet data as of March 31, 2011 are unaudited and are derived from the unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011. In the opinion of our management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, and reflect all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth in those statements. The results of historical periods are not necessarily indicative of the results of operations for a full year or any future period.

B-1

(dollars in thousands, except per share data)

	As of and for
	the period
	ended	As of and for the years ended:
	March 31,	December 31,
	2011	2010	2009	2008	2007	2006
Statement of Operations Data:
Interest income	$11,710	$45,188	$44,572	$58,692	$66,745	$52,962
Interest expense	652	3,071	6,763	13,827	19,160	14,271
Net interest income	11,058	42,117	37,809	44,865	47,585	38,691
Provision for credit losses	(750)	(4,700)	(9,200)	(31,520)	(2,275)	(1,372)
Net interest income after provision for credit losses	10,308	37,417	28,609	13,345	45,310	37,319
Other income	2,546	6,849	10,312	9,971	6,713	3,837
Other expenses	(10,237)	(39,720)	(38,071)	(36,318)	(33,574)	(27,279)
Income before income taxes	2,617	4,546	850	(13,002)	18,449	13,877
Income taxes	(1,047)	(1,955)	585	5,661	(7,583)	(5,243)
Net income (loss)	$1,570	$2,591	$1,435	$(7,341)	$10,866	$8,634
Preferred Dividends	200	1,955	4,203	152	-	-
Net income (loss) available to common shareholders	$1,370	$636	$(2,768)	$(7,493)	$10,866	$8,634

Per Share Data:
Basic income (loss) per share	$0.10	$0.06	$(0.42)	$(1.15)	$1.70	$1.38
Diluted income (loss) per share	0.09	0.06	(0.42)	(1.15)	1.57	1.27
Book value per common share	8.12	8.16	7.81	8.51	10.04	7.77
Cash dividend per common share	-	-	-	-	-	-

Balance Sheet Data:
Balance sheet totals:
Assets	$998,437	$1,029,731	$844,067	$947,596	$774,832	$721,979
Loans, net	615,079	634,557	558,977	679,451	642,265	531,956
Deposits	827,711	847,946	705,046	777,245	671,356	644,987
Shareholders' equity	122,366	142,303	109,314	112,490	65,084	49,094

Average balance sheet amounts:
Assets	$1,024,796	$897,140	$868,166	$831,958	$750,538	$606,506
Loans, net	610,257	573,173	593,352	671,065	581,253	458,648
Deposits	850,633	751,119	719,001	725,952	665,925	535,472
Shareholders' equity	135,635	114,624	110,447	67,551	56,192	44,646

Selected Ratios:
Return on average equity	4.69%	2.26%	1.30%	-10.87%	19.34%	19.34%
Return on average assets	0.62%	0.29%	0.17%	-0.88%	1.45%	1.42%
Efficiency ratio	75.25%	81.12%	79.12%	66.23%	61.83%	64.14%
Total risk based capital ratio	18.23%	20.87%	19.45%	16.90%	11.67%	11.74%
Net chargeoffs (recoveries) to average gross loans	0.18%	0.85%	1.92%	3.14%	0.17%	0.00%
Allowance for loan losses to total gross loans	2.40%	2.39%	2.78%	2.65%	1.32%	1.36%
Average equity to average assets	13.24%	12.78%	12.72%	8.12%	7.49%	7.36%

B-2